Exhibit 10.2
RESTRICTED STOCK OPTION AWARD AGREEMENT
     This Restricted Stock Option Award Agreement (the “Agreement”) is made effective as of the 16th day of April, 2010 (the “Effective Date”), between First Franklin Corporation, a Delaware corporation (the Company”), and John J. Kuntz (the “Executive”).
RECITALS:
     A. The Company and the Executive have entered into an Employment Agreement dated as of the Effective Date, under which the Company has employed the Executive as its Chairman of the Board, President and Chief Executive Officer (the “Employment Agreement”).
     B. In connection with and as a condition to the Executive entering into the Employment Agreement, the Company has agreed to grant the Executive a restricted stock award on the terms and conditions contained in this Agreement.
     C. The Stock Option Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has approved the award of an option on the terms and conditions set forth in this Agreement and the First Franklin Corporation 2002 Stock Option and Incentive Plan (the “Plan”).
AGREEMENT:
     NOW, THEREFORE, the Company and the Executive agree as follows:
     1. Grant of Restricted Stock Option. Subject to the terms and conditions contained in this Agreement, and as additional compensation for the Executive’s services to the Company, the Company hereby grants to the Executive and option to purchase Thirty-Eight Thousand (38,000) shares of the Company’s $0.01 par value, common stock (the “Option Shares”), exercisable in accordance with Section 3 of this Agreement (the “Option”). The exercise price for the Option Shares shall be $0.01 per share (the “Exercise Price”).
     2. Restrictions on Transfer/ Forfeiture. Until the Option Shares vest pursuant to the provisions of Section 3 hereof, the Option Shares shall be subject to forfeiture back to the Company. All of the Option Shares shall be forfeited immediately back to the Company, without any compensation or consideration, upon the occurrence of any of the following events prior to the date the Option Shares vest pursuant to the provisions of Section 3 hereof: (i) the Executive’s employment with the Company is terminated for any reason, whether by the Executive or the Company and whether with or without cause, or (ii) upon any attempt by a third party to levy, attach, foreclose, or otherwise obtain legal or beneficial ownership of the Option Shares.

     3. Vesting of Option Shares.
     3.1 5,000 of the Option Shares (the “Effective Date Shares”) shall be vested as of the Effective Date.
     3.2 8,000 of the Option Shares (the “2011 Shares”) shall vest on March 31, 2011 if, as of such date, both (i) the Executive’s employment by the Company has continued through such date, and (ii) the average per share closing price for shares of the Company’s $0.01 par value, common stock, on the national exchange, automated dealer quotation system or OTC Bulletin Board on which such shares are then quoted or listed, over the 20 trading days immediately preceding March 31, 2011 is equal to or greater than $9.00 per share. If the 2011 Shares do not vest in accordance with the provisions of this Section, the 2011 Shares shall be forfeited immediately back to the Company.
     3.3 10,000 of the Option Shares (the “2012 Shares”) shall vest on March 31, 2012 if, as of such date, both (i) the Executive’s employment by the Company has continued through such date, and (ii) the average per share closing price for shares of the Company’s $0.01 par value, common stock, on the national exchange, automated dealer quotation system or OTC Bulletin Board on which such shares are then quoted or listed, over the 20 trading days immediately preceding March 31, 2012 is equal to or greater than $10.00 per share. If the 2012 Shares do not vest in accordance with the provisions of this Section, the 2012 Shares shall be forfeited immediately back to the Company.
     3.4 15,000 of the Option Shares (the “2013 Shares”) shall vest on March 31, 2013 if, as of such date, both (i) the Executive’s employment by the Company has continued through such date, and (ii) the average per share closing price for shares of the Company’s $0.01 par value, common stock, on the national exchange, automated dealer quotation system or OTC Bulletin Board on which such shares are then quoted or listed, over the 20 trading days immediately preceding March 31, 2013 is equal to or greater than $11.00 per share. If the 2013 Shares do not vest in accordance with the provisions of this Section, the 2013 Shares shall be forfeited immediately back to the Company.
     3.5 Notwithstanding any provisions to the contrary contained in this Agreement, all of the Option Shares shall vest immediately and shall no longer be subject to forfeiture back to the Company upon the occurrence of a “Change in Control” as defined in the Employment Agreement.
     4. Exercise of Option.
     4.1 The Option shall remain exercisable in accordance with the schedule set forth above for a period of ten (10) years from the date of this Agreement.
     4.2 The Option may be exercised as to Vested Option Shares by giving written notice of exercise to the Company in care of the Secretary or the Treasurer of the Company stating the number of shares subject to the Option in respect of which it is being exercised. Such notice shall be accompanied by payment in full of the Exercise Price in cash unless the Committee in its sole discretion permits payment of the Exercise Price in common stock of the Company already owned by the Executive or by the surrender of outstanding Vested Option Shares..

     4.3 The Company or a subsidiary shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Executive in lieu of withholding) the amount necessary to satisfy any withholding or employment-related tax obligation attributable to the exercise of the Option or otherwise incurred with respect to the Plan or the Option, and the Company may defer delivery of any shares pursuant to the exercise of the Option unless indemnified to its satisfaction. The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit the Executive to satisfy, in whole or in part, any withholding or employment-related tax obligation which may arise in connection with the grant, exercise or disposition of the Option by electing to have the Company withhold Option Shares to be issued, or by electing to deliver to the Company common stock of the Company already owned by the Executive having a Fair Market Value (as that term is defined in the Plan) equal to the amount of such tax obligation.
     5. Registration of Option Shares. The Option may not be exercised unless the shares to be issued upon such exercise are first registered pursuant to any applicable federal or state laws or regulations or, in the opinion of the counsel to the Company, are exempt from such registration. Nothing contained in the Plan or in this Agreement shall be construed to require the Company to take any action whatsoever to make exercisable any Option or to make transferable any shares issued upon the exercise of any Option.
     6. Employment Status. The fact that the Executive has been granted an award of Option Shares shall not in and of itself give rise to any right of the Executive to continuous employment by the Company.
     7. Plan as Controlling. All terms and conditions of the Plan applicable to options granted thereunder which are not set forth in this Agreement shall be deemed incorporated herein by reference. In the event that any provision in this Agreement conflicts with any term in the Plan, the term in the Plan shall be deemed controlling.
     8. Miscellaneous.
     8.1 The Option shall not be assignable or transferable except by will or by the laws of descent and distribution, and the terms and conditions of the Option shall be binding upon the executors, administrators, heirs, beneficiaries and other successors of the Executive’s interest.
     8.2 The rights and obligations of the Executive and the Company under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware in all respects, including, without limitation, matters relating to the validity, construction, interpretation, administration, effect, enforcement, and remedies provisions of the Plan and its rules and regulations, except to the extent preempted by applicable federal law.

     8.3 This Agreement, the Plan and the Employment Agreement contain the entire understanding of the parties with respect to the Option Shares, and supersede any prior understandings or oral or written agreements between the parties. This Agreement may be modified or amended only by a written instrument signed by the parties hereto.
     8.4 Whenever under this Agreement written notice is required to be given, it shall be personally delivered (including by facsimile or reputable courier service) or delivered by mailing the same by certified mail, postage prepaid, to the person to whom it is to be given, if other than the Company, addressed to such person at the address shown upon the books of the Company, or, if to the Company, to the Company at is principal office.
     8.5 This Agreement will be binding upon, will inure to the benefit of, and will be enforceable by the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
     8.6 This Agreement may be executed in one or more counterpart copies. Each fully executed copy of this Agreement shall be considered an original, but together shall constitute but one Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Option Award Agreement as of the Effective Date.

FIRST FRANKLIN CORPORATION
By:	/s/ Mary W. Sullivan
	Name:	Mary W. Sullivan
	Title:	Chair - Stock Option Committee

/s/ John J. Kuntz
JOHN J. KUNTZ

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